EXHIBIT 99.3

FORM OF PURCHASE AND SALE AGREEMENT

Purchase and Sale Agreement dated as of July 2, 2015 (the “Agreement”) by and among [the Participating Limited Partner] (the “Seller”), RBS Partners, L.P., a Delaware limited partnership (the “Buyer,” and together with the Seller, the “Parties”) and, with respect to Section 12 of this Agreement, RBS Partners, L.P., a Delaware limited partnership, in its capacity as general partner (the “General Partner”) of [SPE I Partners, LP / SPE Master I, LP], a Delaware limited partnership (the “Partnership”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the amended and restated limited partnership agreement of the Partnership, dated as of July 31, 2012, as amended (the “Partnership Agreement”).

RECITALS

WHEREAS, the Seller is the owner of a limited partner interest in the Partnership (each unit, a “Partnership Interest”).

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, Partnership Interests, upon the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Definitions

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Agreement” has the meaning specified in the preamble.

“Closing” has the meaning specified in Section 4.

“Closing Date” has the meaning specified in Section 4.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Effective Date” has the meaning specified in Section 3(b).

“General Partner” has the meaning specified in the preamble.

“Limited Partner Notice” has the meaning specified in Section 2.

“Losses” has the meaning specified in Section 10(a).

“Obligations” means, with respect to the Purchased Partnership Interests, all liabilities and obligations of the owners of the Purchased Partnership Interests under the Partnership Agreement. Notwithstanding the foregoing, “Obligations” shall not include liabilities or obligations arising from (i) the material inaccuracy of any representation or the breach of any covenant, warranty or agreement made by the Seller in this Agreement or (ii) except as provided herein, any tax liabilities of the Seller, including liability for taxes attributable to income or losses allocated to the Seller or distributions received by the Seller, on or in respect of the Purchased Partnership Interests, in each case relating to the period on or before the Effective Date.

“Parties” has the meaning specified in the preamble.

“Partnership” has the meaning specified in the preamble.

“Partnership Interest” has the meaning specified in the recitals.

“Partnership Agreement” has the meaning specified in the preamble.

“Purchase Price” has the meaning specified in Section 5(a).

“Purchased Partnership Interests” has the meaning specified in Section 2.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Transfer Restrictions” means any restriction on the transfer of the Purchased Partnership Interests in whole or in part that arises out of or is based on the Partnership Agreement or under applicable law.

“Transfer Taxes” means all sales, filing, recording and similar taxes or fees, together with any interest, additions or penalties with respect thereto.

Purchased Amount

Pursuant to the procedures set forth in Section 7.8 of the Partnership Agreement, the Seller has provided binding notice to the General Partner of its desire to sell up to a specified percentage of its Partnership Interests (the “Limited Partner Notice”) and, on or before the date hereof, the Buyer has provided binding notice to the Seller of the number of Partnership Interests that it intends to purchase, up to the full amount indicated on the Limited Partner Notice, subject to the limitations set forth in Section 7.8 of the Partnership Agreement (the “Purchased Partnership Interests”). A copy of the Parties’ binding notices shall be attached hereto.

Sale of Partnership Interests; Effective Date

At the Closing, and subject to the terms and conditions set forth in this Agreement, the Seller shall sell, assign, transfer and deliver the Purchased Partnership Interests to the Buyer, and the Buyer shall (i) purchase and assume from the Seller all of the Seller’s right, title and interest in and to the Purchased Partnership Interests, and (ii) assume all of the Obligations related to the Purchased Partnership Interests.

The Parties hereby agree that the purchase, sale and transfer of the Purchased Partnership Interests shall, with respect to the Buyer’s rights and obligations under the Partnership Agreement, including the right to any distributions or dividends thereunder and liability for any Obligations, be effective as of June 30, 2015 (the “Effective Date”).

Closing

The closing of the purchase and sale of the Purchased Partnership Interests (the “Closing”) shall take place on July 10, 2015. The foregoing date shall be referred to herein as the “Closing Date.”

Purchase Price

The purchase price shall be an amount equal to the Net Asset Value of the Partnership as of the Effective Date divided by the number of Partnership Interests outstanding as of the Effective Date and multiplied by the number of Purchased Partnership Interests (the “Purchase Price”).

The Buyer shall pay an amount equal to 95% of the estimated Purchase Price (based on the Partnership’s unaudited balance sheet as of the Effective Date) at the Closing in immediately available funds to the account specified by the Seller. The Purchase Price shall be payable in U.S. dollars.

As promptly as reasonably practicable following completion of the audit of the Partnership’s balance sheet dated as of the Effective Date, the Buyer shall pay an additional amount equal to the amount (if any) by which the Purchase Price exceeds the amount paid pursuant to Section 5(c) in immediately available funds to the account specified by the Seller.

Conditions to Closing

Conditions to the Buyer’s Obligations The obligations of the Buyer to consummate the transactions contemplated by this Agreement at the Closing are subject to the condition that the Purchased Partnership Interests shall be sold to the Buyer simultaneously at the Closing and also to the satisfaction of the following conditions with respect to the Purchased Partnership Interests and the Seller (unless waived in writing by the Buyer):

the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects;

all agreements, covenants and obligations required by the terms of this Agreement to be performed and complied with by the Seller on or before the Closing Date shall have been so performed or complied with in all material respects; and

no action or proceeding shall have been instituted or threatened before any court or other governmental body or arbitrator or by any public authority to restrain or prohibit any of the transactions contemplated by this Agreement or that questions the validity of such transactions.

Conditions to the Seller’s Obligations The obligations of the Seller to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction of the following conditions (unless waived in writing by the Seller):

the representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects, in each case as of the Closing Date as though made at and as of such date;

all agreements, covenants and obligations required by the terms of this Agreement to be performed and complied with by the Buyer on or before the Closing Date shall have been so performed or complied with in all material respects; and

no action or proceeding shall have been instituted or threatened before any court or other governmental body or arbitrator or by any public authority to restrain or prohibit any of the transactions contemplated by this Agreement or that questions the validity of such transactions.

Representations and Warranties of the Seller

The Seller hereby represents and warrants to the Buyer (unless otherwise noted) as of the date hereof and the Closing Date that:

Owner of Partnership Interest The Seller is the legal and beneficial owner of the relevant Purchased Partnership Interests to be sold, assigned and transferred by it under this Agreement, free and clear of any and all encumbrances other than any Transfer Restrictions.

Authorization The Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. The Seller has the requisite partnership or corporate power and authority, as the case may be, to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated hereby by the Seller have been duly authorized by all necessary partnership or corporate actions, as the case may be, on the part of the Seller. This Agreement constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights or by general principles of equity.

No Conflict Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with or result in a breach or violation of any of the terms or provisions of the organizational documents of the Seller or result in the breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement or instrument to which the Seller is a party or by which the Seller is bound, nor will any such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Seller or its property. The execution and delivery by the Seller of this Agreement and the performance by the Seller of its obligations hereunder will not require any consent or approval of, or any filing or registration with, any creditor of the Seller, any governmental agency or court or other third party.

No Lawsuits There is no arbitration, lawsuit, proceeding or investigation pending or, to the best knowledge of the Seller, threatened against it that would prevent or delay the consummation of the transactions contemplated hereby or call into question the validity thereof. There is no action, suit or other proceeding pending or threatened by the Seller against others relating in any way to the Purchased Partnership Interests or the Partnership.

Transferability The Seller will transfer the Purchased Partnership Interests to be sold, assigned and transferred by it under this Agreement free and clear of all encumbrances other than the Transfer Restrictions.

Non-Reliance on the Buyer

(i)	The Seller acknowledges that the Buyer is the General Partner. The Seller acknowledges that it is prepared to sell the Purchased Partnership Interests to the Buyer for the Purchase Price and hereby waives any right to rescind or invalidate the sale of the Purchased Partnership Interests to the Buyer or to seek any damages or other compensation from the Buyer based on the Buyer’s possession of any material, non-public information (if any) relating to the Purchased Partnership Interests.

(ii)

The Seller acknowledges that it has received or had access to all information it considers necessary or appropriate for deciding whether or not to sell the Purchased Partnership Interests to the Buyer at the Purchase Price and that it has conducted its own diligence of the Purchased Partnership Interests for purposes of selling the Purchased Partnership Interests to the Buyer. The Seller is capable of evaluating the value of the Purchased Partnership Interests and the Purchase Price and has not relied in connection with this sale upon any representations, warranties or agreements of the Buyer other than those expressly set forth in this Agreement. The Seller disclaims any implied representations and warranties being made by the Buyer and the Seller understands that the Buyer will not be liable for any statements to the extent not in writing or set forth in this Agreement.

Representations and Warranties of the Buyer

The Buyer hereby represents and warrants to the Seller as of the date hereof and the Closing Date that:

Authorization The Buyer is organized and validly existing under the laws of its jurisdiction of formation, and has full power and authority to acquire the Purchased Partnership Interests and to enter into and perform its obligations under this Agreement. The Buyer’s execution and delivery of this Agreement and its consummation of the relevant transactions contemplated hereby have been duly authorized by all necessary actions on its part. This Agreement constitutes the Buyer’s valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights or by general principles of equity.

No Conflict Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with or result in a breach or violation of any of the terms or provisions of the Buyer’s organizational documents or result in the breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement or instrument to which it is a party or by which it is bound, nor will any such action result in any violation of the provision of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or its property. The Buyer’s execution and delivery of this Agreement and its performance of its obligations hereunder will not require any consent or approval of, or any filing or registration with, any of its creditors, any governmental agency or court or other third party.

No Lawsuits There is no arbitration, lawsuit, proceeding or investigation pending or, to the Buyer’s best knowledge, threatened against it that would prevent or delay the consummation of the transactions contemplated hereby or call into question the validity thereof.

Covenants of Parties

Cooperation The Parties shall cooperate fully with each other in furnishing any information, executing and delivering such additional documents, certificates and instruments, and performing such additional acts, as may be reasonably necessary or appropriate to carry out all of the provisions of this Agreement and to consummate the transactions contemplated by this Agreement.

Expenses Except as provided herein, each Party hereto will bear all of its own fees and expenses (including, without limitation, attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby. All Transfer Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by the Seller, and any tax returns that must be filed with respect to Transfer Taxes shall be prepared and filed when due by the Seller.

Confidentiality Except as otherwise required by law, the Seller will maintain the confidentiality of information which is, to the knowledge of the Seller, non-public information regarding the General Partner and the Partnership (including this Agreement and all reports and notices received pursuant to Section 8.2 of the Partnership Agreement as well as any other information provided to the Seller by the Partnership or the General Partner with respect to the Partnership’s operations that is not otherwise publicly available) received by the Seller pursuant to the Partnership Agreement in accordance with such procedures as it applies generally to information of this kind; provided that the foregoing shall not limit the ability of the Seller to furnish any such information to (i) its Affiliates or advisors or (ii) examiners, auditors, inspectors or persons with similar responsibilities or duties of a nationally recognized industry self-regulatory association, federal or state regulatory body or federal, state or local taxation authority; provided, further, that the Seller shall be liable to the Partnership and the General Partner for any such Affiliate’s or advisor’s failure to comply with the foregoing (unless the Seller receives a written undertaking from such Affiliate or advisor to maintain the confidentiality of such information). Notwithstanding anything in Section 9(c) to the contrary, to comply with Treasury Regulations Section 1.6011-4(b)(3)(i), the Seller (and any employee, representative or other agent of the Seller) may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the Partnership or of any transactions undertaken by the Partnership, it being understood and agreed for this purpose, (i) the name of, or any other identifying information regarding (A) the Partnership or any existing or future Limited Partner (or any Affiliate thereof) in the Partnership, or (B) any investment or transaction entered into by the Partnership, (ii) any performance information relating to the Partnership or its investments and (iii) any performance or other information relating to previous partnerships or investments sponsored by the General Partner or any Affiliate thereof, does not constitute such tax treatment or tax structure information.

Indemnification

Indemnification by the Seller With respect to the Purchased Partnership Interests, the Seller hereby agrees to defend, indemnify, hold harmless and reimburse the Buyer and its affiliates, partners, officers, directors, employees, agents, successors and assigns from and against any damage, claim, liability, loss, penalty, cost or expense (including costs of investigation, reasonable attorneys’ fees and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (“Losses”) occasioned or caused by, resulting from or arising out of (i) any material failure by the Seller to perform its covenants or obligations as set forth in this Agreement, (ii) any material inaccuracy in or breach of any of the representations or warranties of the Seller contained in this Agreement, (iii) taxes (including Transfer Taxes), and any penalties and interest attributable to the ownership by the Seller of the Purchased Partnership Interests for purposes of section 706 of the Code on or before the Closing Date, (iv) any liability or obligation relating to the Purchased Partnership Interests that is not an Obligation and (v) any and all actions, suits, litigations, arbitrations, proceedings, investigations, claims or liabilities of whatever nature arising out of any of the foregoing. Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any Losses arising under this Section 10(a) (x) with respect to any claim arising under clauses (i), (ii), (iii) or (iv) above (including arising indirectly under clause (v) above) in excess of the Purchase Price or (y) to indemnify the Buyer for indirect, special or consequential damages.

Indemnification by the Buyer With respect to the Purchased Partnership Interests, the Buyer hereby agrees to defend, indemnify, hold harmless and reimburse the Seller and its affiliates, officers, directors, employees, agents, successors and assigns from and against any Losses occasioned or caused by, resulting from or arising out of (i) any material failure by the Buyer to perform its covenants or obligations as set forth in this Agreement, (ii) any material inaccuracy in or breach of any of the representations or warranties of the Buyer contained in this Agreement (iii) any taxes, fees or other governmental charges (including penalties and interest) attributable to the ownership by the Buyer of the Purchased Partnership Interests for purposes of section 706 of the Code following the Closing Date and (iv) any and all actions, suits, litigations, arbitrations, proceedings, investigations, claims or liabilities of whatever nature arising out of any of the foregoing. Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any Losses arising under this Section 9(b) (x) with respect to any claim arising under clauses (i), (ii) or (iii) above (including arising indirectly under clause (iv) above) in excess of the Purchase Price or (y) to indemnify the Seller for indirect, special or consequential damages.

Capital Contributions

The Seller acknowledges and agrees that the General Partner may take certain actions to facilitate the redemption described in Section 5.9 of the Partnership Agreement, including contributing capital and/or providing financing to the Partnership.

General Partner Consent

Subject to the representations, warranties, covenants and agreements contained herein, the General Partner hereby consents to (a) the assignment of the Purchased Partnership Interests to the Buyer and (b) the substitution of the Buyer as a Limited Partner (as defined in the Partnership Agreement) in the Partnership in the stead of the Seller with respect to the Purchased Partnership Interests.

Governing Law

This Agreement shall be governed by and construed in accordance with the law of the State of Delaware applicable to contracts executed in and to be performed in that State.

Submission to Jurisdiction

Each party to this Agreement hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in The City of New York for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in such a court has been brought in an inconvenient form. In any action that may be instituted against any party arising out of or relating to this Agreement, such party hereby consents to the service of process in connection with any action by the mailing thereof by registered or certified mail to such party’s address set forth in Section 16.

Assignments

Neither the Buyer nor the Seller may assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the Seller or the Buyer, as appropriate.

Notices

Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and delivered (a) personally, (b) by courier or (c) by facsimile transmission (with confirmation) to the following persons at the addresses set forth below:

If to the Seller:

The contact information previously provided to the Partnership shall be used.

If to the Buyer:

RBS Partners, L.P.

1170 Kane Concourse, Suite 200

Bay Harbor Islands, FL 33154

T: 305-702-2100

F: 305-864-1370

Attention: Harold Talisman

Notice shall be deemed to have been received when personally delivered, when actually delivered by courier, or, if sent by facsimile, when receipt has been confirmed. Any party may change its address by giving notice to all other parties.

Entire Agreement

This Agreement embodies the entire agreement and understanding of the parties and supersedes any and all prior agreements and understandings relative to the subject matter hereof. No amendment, no waiver of compliance with any provision or conditions hereof, and no consent provided for herein shall be effective unless evidenced by an instrument in writing signed by all parties hereto.

No Third Party Beneficiaries

Except as provided for in Section 10, each of the parties intends that this Agreement shall not benefit or be enforceable by any Person other than the parties to it and their respective successors and permitted assigns, if any.

Severability

If any provision of this Agreement is held to be prohibited by or invalid under applicable law in any jurisdiction, the provision shall be ineffective only to the extent of the prohibition or invalidity, without invalidating any other provisions of this Agreement.

Counterparts

This Agreement may be executed in more than one counterpart, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and shall be effective when each of the parties has executed a counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER [PARTICIPATING LIMITED PARTNER]

By:
Name:
Title:

Percentage of Seller’s Partnership Interests Offered:

Seller’s Wire Transfer Instructions:

Name and Address of Receiving Bank	Name and Address of Account Holder

Bank Account Number	ABA or SWIFT code	IBAN (for int’l recipients)

BUYER RBS PARTNERS, L.P.

By:
Name:
Title:

GENERAL PARTNER RBS PARTNERS, L.P.

By:
Name:
Title:

Number of Purchased Partnership Interests: